EX-10.71.01

ASSET PURCHASE AGREEMENT

                          THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of June 9, 2008 (“Effective Date”) by EMERITUS CORPORATION, a Washington corporation (“Buyer”), and HEALTH CARE REIT, INC., a Delaware corporation (“HCN”), together with the affiliates of HCN listed on Schedule 1 hereto (individually and collectively with HCN, “Seller”).

Seller owns the land, improvements and certain personal property located at the facilities listed on Schedule 2-A hereto (the “Tranche 1 Facilities”) and at the facilities listed on Schedule 2-B hereto (the “Tranche 2 Facilities”).

Buyer leases 18 of the 19 Tranche 1 Facilities and certain other facilities from Seller pursuant to an Amended and Restated Master Lease Agreement dated as of September 30, 2003, as amended, and the Tranche 1 Facility located in Auburn, Massachusetts pursuant to a Lease Agreement dated as of February 26, 1996, as amended.  The two leases that relate to the 19 Tranche 1 Facilities are collectively referred to herein as the “Master Lease 1.”  Buyer leases the Tranche 2 Facilities and certain other facilities from Seller pursuant to a Master Lease Agreement dated as of September 30, 2004, as amended (the “Master Lease 2”) except, however, that the Tranche 2 Facilities located in Louisville, Kentucky and Ontario, Oregon are leased under a Lease Agreement dated as of February 26, 1996, as amended (the “Louisville Lease”) and the Master Lease 1, respectively.  All references hereinafter to the Master Lease 2 shall also mean and include the Louisville Lease except where noted otherwise.  The Tranche 1 Facilities and Tranche 2 Facilities are each individually referred to herein as a “Facility” and collectively referred to herein as the “Facilities.”  The Master Lease 1 and Master Lease 2 are each individually referred to herein as a “Master Lease” and collectively referred to herein as the “Master Leases.”  The Master Leases and all agreements, instruments and documents executed by Buyer in connection with either Master Lease are collectively referred to herein as the “Master Lease Documents.”

Based solely upon the representations and warranties of Buyer as set forth in each Master Lease, Buyer is the licensed operator of each Facility, either directly or through certain of its wholly-owned subsidiaries and subtenants.  Buyer desires to purchase the Facilities from Seller on the terms and conditions set forth in this Agreement (the “Acquisition”).

                          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, representations and warranties contained herein, Seller and Buyer agree as follows:

ARTICLE 1:	SALE AND PURCHASE OF ASSETS

1.1 Acquisition Assets.  Subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer and convey to Buyer, the following assets that relate to the Facilities (the “Assets”):  [i] the real property, as legally described in Exhibit A attached hereto, and the improvements and fixtures located thereon, together with all rights, easements and privileges appurtenant thereto (the “Real Property”); [ii] the furniture, equipment and other personal property located at the Facilities to the extent owned by Seller (the “Personal

Property”); and [iii] all of Seller's right, title and interest (if any) in and to all intangible property now or on the applicable Closing Date (as hereinafter defined) owned or held in connection with the Real Property or the Personal Property, including, without limitation, governmental approvals and development rights, directly related to the Real Property (the “Intangible Property”).

1.2 Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the Assets do not include any rents, issues or accounts arising from or payable due to Seller’s interest in the Facilities or Seller’s interest as “Landlord” under either Master Lease.

1.3 No Assumption of Liabilities.  Except as expressly provided herein, Buyer shall not assume any liabilities, obligations or debts of Seller, including without limitation, the obligations of Seller, as Landlord, under either Master Lease; provided, however, that the indemnification obligations of Buyer under Section 5 of each Master Lease and Sections 4.6.1 and 8.1 of each of the leases that relate to the Auburn and Louisville properties, shall survive each Closing (as hereinafter defined) for the time periods defined in each such Master Lease and leases.

1.4 Close in Tranches.  The sale of  the Assets shall be closed in two separate tranches (each a “Tranche”) with the Tranche 1 Facilities closed in “Tranche 1” as designated on Schedule 2-A and with the Tranche 2 Facilities closed in “Tranche 2” as designated on Schedule 2-B (each a “Closing”).  Concurrently with each Closing, Buyer and Seller shall amend the Master Lease 1 and, if and when applicable, the Master Lease 2, to delete the sold Facilities and adjust the Investment Amount (as defined therein) and corresponding provisions.  Within 20 days of the Effective Date, Seller shall provide Buyer with an initial draft of the form amendment to the Master Leases to be executed in connection with each Closing.

1.5 Section 1031 Transaction.  Seller or Buyer, or both of them, may close either Tranche 1 or Tranche 2 or both as part of a like-kind exchange of properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable rules and regulations.  The exchanging party shall bear all costs of the exchange.  The other party shall cooperate with the exchanging party and do all things reasonably required and requested by the exchanging party (provided that such actions do not increase the other party’s obligations or liabilities under this Agreement) to effect and facilitate such an exchange.  The exchanging party shall and does hereby indemnify, defend and hold the other party harmless for and from all liabilities arising as a result of the exchange that would not have arisen had the exchanging party not closed Tranche 1, Tranche 2, or both as part of a like-kind exchange.  Anything in this Section 1.5 to the contrary notwithstanding:  [i] no party makes any representation or warranty to the other as to the effectiveness or tax impact of any proposed exchange; [ii] in no event shall any party be required to take title to any exchange or replacement property; [iii] in no event shall completion of any such exchange be a cause or excuse for any delay in either Closing; and [iv] no party shall be required to incur any costs or expenses or incur any additional liabilities or obligations in order to accommodate any exchange requested by the other party or any exchange intermediary or facilitator.

1.6 Condition of Assets.  EXCEPT AS EXPRESSLY PROVIDED IN ANY REPRESENTATION AND WARRANTY CONTAINED HEREIN OR IN ANY CONVEYANCE DOCUMENT EXECUTED AND DELIVERED AT A CLOSING, THE ASSETS ARE SOLD IN “AS IS, WHERE IS” CONDITION WITH NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, WHETHER OF THE SUITABILITY THEREOF, THE DESIGN OR CONDITION THEREOF, THE MERCHANTABILITY THEREOF, THE FITNESS THEREOF FOR A PARTICULAR PURPOSE, THE PHYSICAL CONDITION THEREOF, THE QUALITY OF WORKMANSHIP THEREOF, THE CONFORMITY THEREOF TO FEDERAL, STATE OR LOCAL GOVERNMENTAL REQUIREMENTS, THE OWNERSHIP, NON-INFRINGEMENT OR RIGHT TO USE ANY NAMES, DESIGNS OR MARKS ASSOCIATED WITH ANY FACILITY (INCLUDING, WITHOUT LIMITATION, THE NAMES SET FORTH IN SCHEDULE 2-A AND SCHEDULE 2-B HERETO), OR WITH REGARD TO BUYER’S TENANCY, OPERATION OR LICENSURE OF THE FACILITIES OR ANY RIGHTS WITH RESPECT THERETO.

ARTICLE 2:	PURCHASE PRICE

2.1 Purchase Price.  The “Tranche 1 Purchase Price” and the allocated purchase price for each Tranche 1 Facility is set forth on Schedule 2-A and the “Tranche 2 Purchase Price” and the allocated purchase price for each Tranche 2 Facility is set forth on Schedule 2-B.   The total of the Tranche 1 Purchase Price and the Tranche 2 Purchase Price is $299,819,368.00 (the “Purchase Price”).  All cash payments shall be payable in immediately available funds by wire transfer to an account designated by Seller.

2.2 Earnest Money.  Within one business day after the Effective Date, Buyer shall deliver an earnest money deposit in an amount equal to one percent (1%) of the Purchase Price (the “Earnest Money”) to the Title Company (as hereinafter defined) for deposit into an escrow account and which shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit B, to be executed by Buyer, Seller and the Title Company in connection with the deposit of the Earnest Money.  The Earnest Money, together with all interest earned thereon is referred to herein as the “Deposit.”  The Title Company shall hold the Deposit in an interest-bearing account.

2.3 Due Diligence Period.  Due to Buyer’s existing tenancy and operation of the Facilities, Buyer has determined that it will complete all of Buyer’s due diligence with respect to the Facilities within 30 days after the Effective Date (“Due Diligence Period”).  At any time during the Due Diligence Period, Buyer shall, in its sole discretion, be entitled to deliver a written notice to Seller in accordance with the terms of this Agreement, stating that Buyer has elected to terminate this Agreement.  If Buyer terminates this Agreement in accordance with the terms hereof within the Due Diligence Period, the Title Company will pay the Deposit as follows:  [i] to Seller, the reasonable amount of outside counsel’s legal fees incurred by Seller in connection with the Acquisition, as mutually instructed in writing by Buyer and Seller, and [ii] to Buyer, the balance of the Deposit.

2.4 Deposit at Closing; Failure to Close; Remedies.  [i] In the event that each Tranche shall close as provided herein, the Deposit shall be applied to the Tranche 2 Purchase Price at the Tranche 2 Closing.  [ii] In the event that Buyer has not terminated this Agreement within the Due Diligence Period pursuant to Section 2.3, and either Tranche shall fail to close as provided herein due to Buyer's default under this Agreement, then, as liquidated damages, the Deposit shall be retained by Seller and Buyer shall pay Seller the reasonable amount of out-of-pocket costs incurred by Seller in connection with the Acquisition.  The retention of the Deposit and receipt of such out-of-pocket costs as liquidated damages shall be Seller’s sole and exclusive remedy for such failure to close, at law or in equity; provided, however, such retention of the Deposit by Seller and its receipt of such out-of-pocket costs shall not limit, release or otherwise affect Buyer’s indemnity obligations under this Agreement and under the Master Lease Documents.  [iii] In the event that Buyer has not terminated this Agreement within the Due Diligence Period pursuant to Section 2.3, and either Tranche shall fail to close as provided herein due to Seller’s default under this Agreement, then as liquidated damages, the Deposit shall be returned to Buyer and Seller shall pay Buyer the reasonable amount of out-of-pocket costs incurred by Buyer in connection with the Acquisition.  The return of the Deposit and receipt of such out-of-pocket costs as liquidated damages shall be Buyer’s sole and exclusive remedy for such failure to close, at law or equity.  [iv] In the event that Buyer has not terminated this Agreement within the due diligence period pursuant to Section 2.3, if either Closing does not occur for any reason other than Buyer's or Seller’s default under this Agreement, then the Deposit shall be retained by Seller after payment to Buyer of its reasonable out-of-pocket costs incurred in connection with the Acquisition.

2.5 INTENTIONALLY OMITTED

2.6 Liquidated Damages.  The parties hereto acknowledge that the actual damages sustained by Seller and Buyer if the transactions contemplated hereby shall fail to close are difficult to ascertain, and the parties hereby further agree that the liquidated damages amounts set forth in Section 2.4 are reasonable estimates of the amount of damages, including consequential damages, which Seller and Buyer would suffer by the other’s failure to close under this Agreement, gauged by the circumstances existing at the time this Agreement is executed, and such amounts are not intended as a penalty.

2.7 Financing of Acquisition.  Buyer intends to finance the Acquisition of each Tranche through one or more loans from third party lenders (individually and collectively, the “Acquisition Loan”).  Buyer will borrow not less than 70% of the Purchase Price pursuant to the Acquisition Loan.  The balance of the Purchase Price for each Tranche (the “Balance”) will be paid as follows:  [i] 40% of the Balance will be paid in cash by Buyer, and [ii] 60% of the Balance will be obtained pursuant to a single loan (the “Seller Loan”) to be made by HCN or an affiliate thereof (“Lender”) to Emeritus Corporation, irrespective of any assignment of Buyer of its rights under this Agreement.  Notwithstanding the foregoing, the maximum Seller Loan amount will be $50,000,000.00 and Buyer will increase its cash investment as necessary to cover any shortfalls.  Buyer may draw up to the entire Seller Loan amount to fund the Tranche 1 Purchase Price; provided, however, that Buyer shall have given reasonable assurance to Seller that Buyer has the cash assets and other resources necessary to pay the Balance of the Tranche 2 Purchase Price in cash.  The proceeds of the Seller Loan shall be applied solely to the payment of the Purchase Price.

2.8 Seller Loan Terms.  The terms of the Seller Loan are set forth in the Term Sheet for Sale of Facilities and Seller Loan issued by HCN and accepted by Buyer dated as of March 25, 2008 (“Term Sheet”), which Term Sheet is attached hereto as Exhibit C.  Notwithstanding the terms of the Seller Loan set forth in the Term Sheet, the Seller Loan shall not be secured by a pledge of equity interest of any subsidiary of Emeritus Corporation to whom Emeritus Corporation assigns its rights under this Agreement, or to whom Emeritus Corporation nominates to take title to the Facilities.  In lieu of taking a pledge of an interest in any subsidiary of Emeritus Corporation, Emeritus Corporation shall provide Lender with a leasehold mortgage of its interest in Master Lease 2 and a contingent leasehold interest in Master Lease 1 to secure Emeritus Corporation's obligations under the Seller Loan.  Within 20 days of the Effective Date, Seller shall cause Lender to deliver to Buyer the proposed documents (the “Loan Documents”), all of which are to be executed and delivered at the Tranche 1 Closing to evidence and secure the Seller Loan, including any leasehold or contingent leasehold mortgages, which Loan Documents shall comply with the terms for the Seller Loan set forth in the Term Sheet, as modified by this Section 2.8.

2.9 No Prorations.  Buyer and Seller acknowledge and agree that each Master Lease is absolutely net to Seller, as Landlord, and that Buyer, as tenant thereunder, is solely responsible for all Impositions (as defined therein), real estate and personal property taxes, insurance premiums, utility charges, licensure expenses and all other expenses incurred in connection with the operation, maintenance and use of the Facilities.  Accordingly, Buyer shall be solely responsible for all such amounts whether accruing prior to or after the respective Closing Date and there shall be no prorations on account thereof between Buyer and Seller hereunder, except that Buyer shall be entitled to a credit against the Purchase Price for any rent or other charges paid to Seller and which are applicable to any period after the applicable Closing Date.

ARTICLE 3:	THE CLOSINGS

3.1 Closing Deadlines.  Subject to Section 8.4, the Closing on Tranche 1 must occur no later than June 30, 2008 (“Tranche 1 Closing Deadline”).  The Closing on Tranche 2 must occur no earlier than October 1, 2008 and no later than October 31, 2008 (“Tranche 2 Closing Deadline,” and with the Tranche 1 Closing Deadline, each a “Closing Deadline”).  Notwithstanding the foregoing, Buyer shall have [i] an initial option to extend the Tranche 2 Closing Deadline until December 1, 2008, and [ii] a second option to extend the Tranche 2 Closing Deadline until December 31, 2008.  Buyer may exercise either such option by delivering notice thereof to Seller on or before the then applicable Tranche 2 Confirmation Deadline (as hereinafter defined), in which event the Tranche 2 Confirmation Deadline shall be extended to October 31, 2008, with respect to the initial such option above, and to November 30, 2008, with respect to the second such option above.  For each such option exercised by Buyer, $100,000 of the Deposit, which might otherwise be payable, returnable or refundable to Buyer under Section 2.3, 2.4[iv], 8.4 or 8.5 or any other section of this Agreement, shall, except as provided in Section 2.4[iii], become non-refundable, but shall be applied to the Tranche 2 Purchase Price at the Tranche 2 Closing.  Buyer’s right to purchase the Tranche 1 Facilities and Tranche 2 Facilities shall terminate on the Tranche 1 Closing Deadline if the Closing on Tranche 1 has not occurred by such date.  Buyer’s right to purchase the Tranche 2 Facilities shall terminate on the Tranche 2 Closing Deadline (as such deadline may be extended by Buyer as described above) if the Closing on Tranche 2 has not occurred by such date.

3.2 Escrow Closing.  Each Closing shall be held on such date as the parties may agree upon in writing (each a “Closing Date”) but in each case no later than the respective Closing Deadline.  All documents necessary for each Closing, including, but not limited to, those documents specifically described in this Agreement, shall be placed in escrow on or before the applicable Closing Date with the Title Company or at such other time or place or in such other manner as the parties may agree.  Seller shall deliver possession of the respective Assets to Buyer on the respective Closing Date.  Each Closing shall be deemed to be effective as of 12:01 a.m. on the respective Closing Date.

3.3 Legal Fees.  Except as provided herein, each of Seller and Buyer shall pay its own legal fees and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein.

3.4 Closing Costs.

    (a) Seller shall pay the costs for real property transfer taxes, conveyance fees, deed stamps (if applicable) and title insurance premiums for an owner’s policy (except for the cost of any special endorsements) up to $1,125,000 for the Closing on Tranche 1 and up to $375,000 for the Closing on Tranche 2; provided, however, such costs shall not include any costs (and shall be solely Buyer’s responsibility) of curing title defects that Title Company would not insure but which Lawyer’s Title Corporation of America has noted in writing that it would insure.

    (b) Buyer shall pay all other closing costs for each Closing of the Acquisition, the Acquisition Loan and the Seller Loan (excluding Lender's or Seller's legal fees), including, but not limited to, the following:

        (i) real property transfer taxes, conveyance fees, and deed stamps (if applicable);
        (ii) all due diligence expenses, including survey, environmental reports, property condition reports and appraisals;
        (iii) title insurance premiums, title search and commitment fees, and the cost of any closing escrow or escrow agent; and
        (iv) recording fees.

ARTICLE 4:SELLER’S REPRESENTATIONS AND WARRANTIES

             Seller represents and warrants, both as of the Effective Date and as of each Closing Date, as set forth below.

4.1 Organization and Standing.  HCN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do all things required of it under this Agreement.  Seller has the requisite power and authority to own or lease its property and to conduct its business as now being conducted.

4.2 Authority.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by all necessary action of the Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement or to consummate the transaction contemplated hereby.  Seller has all requisite power to execute and deliver this Agreement and the documents, instruments and agreements referred to or provided for herein (“Seller’s Transaction Documents”) and to consummate this Agreement and all transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller.

4.3 Binding Effect.  This Agreement has been duly authorized, executed and delivered by Seller. This Agreement is, and when executed and delivered at each Closing each of Seller’s Transaction Documents will be, the legal, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

4.4 No Bankruptcy or Dissolution.  No bankruptcy or dissolution event has occurred with respect to Seller.

4.5 Litigation.  To Seller’s knowledge and without due inquiry, there are no actions, suits or proceedings pending or threatened before or by any judicial, administrative or union body, any arbiter or any governmental authority against or affecting Seller that would have a material adverse effect on the Assets or Seller’s ability to complete the transaction.

ARTICLE 5:	BUYER’S REPRESENTATIONS AND WARRANTIES

                      Buyer represents and warrants, both as of the Effective Date and as of each Closing Date, as set forth below.

5.1 Organization and Standing.  Buyer is a Washington corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is qualified to do all things required of it under this Agreement.  Buyer has the requisite power and authority to own or lease its property and to conduct its business as now being conducted.

5.2 Authority.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by all necessary action of the Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transaction contemplated hereby.  Buyer has all requisite power to execute and deliver this Agreement and the documents, instruments and agreements referred to or provided for herein (“Buyer’s Transaction Documents”) and to consummate this Agreement and all transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer.

5.3 Binding Effect.  This Agreement has been duly authorized, executed and delivered by Buyer.  This Agreement is, and when executed and delivered by Buyer at each Closing each of Buyer’s Transaction Documents will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

5.4 No Bankruptcy or Dissolution.  No bankruptcy or dissolution event has occurred with respect to Buyer.

5.5 Litigation.  To Buyer’s knowledge and without due inquiry, there are no actions, suits or proceedings pending or threatened before or by any judicial, administrative or union body, any arbiter or any governmental authority against or affecting Buyer that would have a material adverse effect on the Assets or Buyer’s ability to complete the transaction.

ARTICLE 6:	INFORMATION CONCERNING THE FACILITIES

6.1 No Reliance.  Buyer acknowledges that [i] Buyer is the current tenant and, together with certain of its wholly-owned subsidiaries, the licensed operator of the Facilities, [ii] Buyer is familiar with the operations and condition of the Facilities, [iii] Buyer has sufficient knowledge of the Facilities in order to assess the value of the Facilities and evaluate the terms of the Acquisition, and [iv] except as may be expressly set forth herein, Buyer is not relying upon Seller to provide any information or evaluation of the Facilities and shall not rely upon any information or materials that may have been obtained from Seller.

6.2 Governmental Approvals.  Buyer acknowledges and agrees that its ability to obtain any licenses, consents and approvals of governmental authorities in connection with the operation of the Facilities is not a condition to any Closing.

6.3 Facility Operations.  Buyer acknowledges that the Personal Property to be transferred by Seller at each Closing does not include all personal property, receivables, contract rights, governmental approvals and other assets of whatever type or nature that may be necessary or desirable for the operation of the Facilities (the “Operator Assets”).  Buyer is solely responsible for the acquisition of any Operator Assets and for any agreements made or to be made by Buyer with respect to the Facility operations.

ARTICLE 7:	OBLIGATIONS OF THE PARTIES UNTIL CLOSING

7.1 Conduct of Business Pending Closing.  Between the Effective Date and each Closing, Buyer shall conduct the operation of the Facilities solely in the ordinary course of business consistent with past practice.

7.2 Negative Covenant of Seller.  After the execution of this Agreement and until each Closing or termination of this Agreement, Seller shall not, without the prior written approval of Buyer, enter into any agreement with respect to any Facility or the Assets except as specifically contemplated by this Agreement.

7.3 Affirmative Covenants. Between the Effective Date and each Closing, Buyer shall maintain and operate the applicable Facilities in accordance with the terms of the applicable Master Lease.

ARTICLE 8:	INITIAL CONDITIONS

8.1 Initial Conditions Precedent.  Buyer’s obligation to purchase the Assets is subject to the fulfillment during the Due Diligence Period, ending on the date that is 30 days after the Effective Date (“Inspection Completion Date”), of the conditions set forth in Section 8.2 through Section 8.4 below (“Buyer’s Initial Conditions”).

8.2 Title Insurance.  Within 5 days after the Effective Date, Buyer shall order a separate Commitment for Title Insurance (the “Commitments”) from Chicago Title Insurance Company, 171 North Clark Street, Chicago, Illinois 60601, Attention:  Cindy J. Malone (the “Title Company”) for an Owner’s Policy of Title Insurance (the “Title Policies”), with respect to each parcel of real estate which constitutes the Real Property, insuring that, upon Closing, Buyer shall have good and marketable fee simple title to the Real Property, free and clear of all liens, assessments, restrictions, encumbrances, leases, tenancies, claims or rights of use or possession and other title objections, except for [i] easements, agreements and restrictions of record as of the Effective Date that do not, in Buyer’s reasonable discretion, materially and adversely affect the existing use of the Facilities or the value of the Facilities; [ii] taxes and installments of assessments, whether past due or not yet due and payable; and [iii] any lien, encumbrance or claim granted by Buyer (other than with respect to the Master Leases), arising from  any action of Buyer or pursuant to any contract made by Buyer or relating to any materials or labor supplied to Buyer (“Permitted Exceptions”).  Buyer acknowledges that the Commitments may show the rights of Buyer as tenant under each Master Lease, to which Buyer shall not object, subject to release of each Facility from its respective Master Lease at the applicable Closing.  The Master Leases shall not be Permitted Exceptions.  Seller shall provide affidavits to the Title Company, limited to Seller’s actual and current knowledge, and take such other actions as are reasonably necessary to enable the Title Company to remove any exceptions other than the Permitted Exceptions and issue the Title Policies in the form required by this Agreement.

8.3 Inspections.  Buyer shall have obtained and completed such additional investigations, inspections and reports and made such additional inquiries regarding the condition of the Assets as Buyer may deem necessary or desirable.

8.4 Failure of Conditions; Objections.  If Buyer objects to any title, survey, environmental,  structural, mechanical or other condition of the Assets as a result of information disclosed by the due diligence inquiry conducted by Buyer (“Objection”), Buyer shall notify Seller of the Objection no later than the Inspection Completion Date. Seller shall have a period of 15 days after the date of such notice in which to cure the Objection to the reasonable satisfaction of the Buyer. If Seller is not able to cure or is not willing to cure, in Seller’s sole discretion, the Objection, then Buyer may, in Buyer’s sole discretion:  [i] terminate this Agreement, in which case the Deposit shall be immediately returned to Buyer and neither Buyer nor Seller shall have any further liability or obligations hereunder; [ii] extend the time for the cure of the Objection, in which case the Tranche 1 Closing Deadline shall be extended by the same number of days; or [iii] waive the Objection.   Notwithstanding the foregoing, Seller shall be required to pay off any liens or encumbrances against the Assets created or assumed by Seller.

8.5 Commitment for Acquisition Loans.  It is an initial condition precedent for Seller’s obligation to close on the sale of the Assets that Buyer deliver to Seller a written confirmation, including such lending contingencies and conditions that are standard in such written commitments, issued to Buyer for the Acquisition Loan for Tranche 1 no later than May 31, 2008 and for Tranche 2, subject to extension as provided in Section 3.1 above, no later than September 30, 2008 (each a “Confirmation Deadline”).  If Buyer fails to meet either Confirmation Deadline, then Seller may, in Seller’s sole discretion:  [i] terminate this Agreement, in which case the Deposit shall be retained by Seller and neither Buyer nor Seller shall have any further liability or obligations hereunder; or [ii] extend the time for the applicable Confirmation Deadline.

ARTICLE 9:CLOSING CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

9.1 Closing Conditions.  Buyer’s obligation to purchase the Assets (either the Tranche 1 Facilities or the Tranche 2 Facilities, as applicable) is subject to the fulfillment, prior to or at each Closing, of each of the conditions set forth in this Article 9 (“Buyer’s Closing Conditions”).

9.2 Deed.  Seller shall have delivered to Buyer a special warranty deed, or applicable State equivalent (e.g., a Grant Deed in California), for the respective Real Property conveying good and marketable fee simple title thereto, subject only to the Permitted Exceptions, in the form reasonably agreed to by Buyer and Seller.

9.3 Bill of Sale and Assignment.  Seller shall have delivered to Buyer a quitclaim bill of sale and assignment of interest for the respective Personal Property and Intangible Property, in the form of Exhibit D attached hereto.

9.4 Amendment of Master Lease.  A counterpart Amendment to Master Lease duly executed and acknowledged by Seller, as Landlord, in the form reasonably agreed to by Buyer and Seller, along with a release in recordable form with respect to the Tranche 1 Facilities and the Tranche 2 Facilities, as applicable.

9.5 Board Approval.  Within ten business days after the Effective Date, the Board of Directors of Buyer shall have approved the Acquisition by Buyer and the Seller Loan to Emeritus Corporation.

9.6 Other Documents.  Seller shall have furnished Buyer with all other documents, schedules and other instruments reasonably required to be furnished to Buyer by Seller pursuant to the terms hereof or necessary for such Closing in accordance with the terms of this Agreement.

9.7 Title Policies.  The Title Company, subject to payment of its fees, costs and title insurance premiums, shall be willing to issue the Title Policies, insuring that Buyer shall have good and marketable fee simple title to the applicable portion of the Real Estate, subject only to the Permitted Exceptions; except that Title Company’s failure to insure over a defect that Lawyer’s Title Corporation of America has noted in writing that it would insure will not constitute a closing condition precedent to Buyer’s obligations.

9.8 Seller Loan Documents.  Lender shall have executed and delivered any Seller Loan Documents to be executed by Lender, in the form agreed to by Buyer and Lender.

9.9 State Specific Documents.  Seller shall have delivered, and executed as applicable, any State specific documents customarily used in connection with the transfer of real property and delivered by the seller thereof, including any transfer tax affidavits or bulk sales releases, in forms reasonably agreed to by Buyer and Seller.

9.10 Performance by Seller.  The due performance by Seller of each and every undertaking and agreement to be performed by it hereunder in all material respects, and the truth of each representation and warranty made by Seller in this Agreement in all material respects at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.

ARTICLE 10:                                     CLOSING CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

10.1 Closing Conditions.  Seller’s obligation to sell the Assets (either the Tranche 1 Facilities or the Tranche 2 Facilities, as applicable) is subject to the fulfillment, prior to or at each Closing, of each of the conditions set forth in this Article 10 (“Seller’s Closing Conditions”).

10.2 No Material Change.  Since the Effective Date there shall not have been any material adverse change in the financial condition of Buyer.

10.3 Board Approval.  Within five business days after the Effective Date, Seller shall provide Buyer with evidence that the Acquisition by Buyer and the Seller Loan from Lender to Buyer have been approved.

10.4 Closing Funds.  Buyer shall have delivered to Title Company’s escrow account sufficient funds to pay the applicable Purchase Price to Seller, subject to all adjustments, debits and credits with respect to each party’s payment of closing costs and the funding of the Seller Loan applicable to such Closing.

10.5 Amendment of Master Lease.  A counterpart Amendment to Master Lease duly executed and acknowledged by Buyer, as tenant, in the form reasonably agreed to by Buyer and Seller, along with a release in recordable form with respect to the Tranche 1 Facilities and the Tranche 2 Facilities, as applicable.

10.6 Payment of Rent.  Buyer shall have paid to HCN all rent and all other charges due and payable under each Master Lease through the date of each Closing.

10.7 Seller Loan Documents.  Buyer shall have executed and delivered any Seller Loan Documents to be executed by Buyer, in the form agreed to by Buyer and Lender.

10.8 State Specific Documents.  Buyer shall have delivered, and executed as applicable, any State specific documents customarily used in connection with the transfer of real property and delivered by the buyer thereof, including any transfer tax affidavits or bulk sales releases, in forms reasonably agreed to by Buyer and Seller.

10.9 Performance by Buyer.  The due performance by Buyer of each and every undertaking and agreement to be performed by it hereunder in all material respects, and the truth of each representation and warranty made by Seller in this Agreement in all material respects at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.

ARTICLE 11:	CASUALTY, RISK OF LOSS

11.1 Casualty, Risk of Loss.  Buyer shall bear the risk of all loss or damage to the Assets through each Closing.  If any of the Assets are damaged or destroyed, in whole or in part, as a result of any cause at any time before a Closing Date, Buyer shall nonetheless purchase the Assets and proceed to the applicable Closing.  All insurance proceeds payable on account of any such casualty shall belong to Buyer.  In the event of any condemnation or taking related to any portion of the Real Property, Seller shall assign to Buyer its rights to any condemnation proceeds resulting from such condemnation or taking at the applicable Closing.

ARTICLE 12:	MISCELLANEOUS PROVISIONS

12.1 Survival of Representations and Warranties.  The representations, warranties, covenants and agreements by Buyer and Seller contained in this Agreement will survive for a period of six months after each Closing.  After such time, the conveyance of certain Assets to Buyer shall constitute full performance and discharge of every representation, warranty, covenant and agreement of Seller and Buyer to be performed hereunder, notwithstanding anything herein to the contrary.

12.2 Public Announcements.  Each party shall hold in strict confidence all information received from the other party concerning this transaction and shall not release any such information to third parties (other than attorneys, accountants or other professional consultants, and lenders of Buyer) without the prior written consent of the other party unless otherwise required by law.  Buyer and Seller will jointly prepare and issue any and all releases of information to the public relating to the sale of the Assets.  Each party will undertake to consult with the other prior to responding to any inquiries made by any third party respecting the transactions contemplated by this Agreement.

12.3 Costs and Expenses.  Except as expressly otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

12.4 Performance.  In the event of a breach or default by any party of its obligations hereunder, the prevailing party shall be entitled to its reasonable attorney’s fees.

12.5 Benefit and Assignment.  This Agreement binds and inures to the benefit of each party hereto and its successors and assigns.  Buyer may assign its interest under this Agreement to any other person or entity, or designate one or more nominees to take title to all or any portion of the Assets, without the prior written consent of Seller.  Seller shall not assign its rights under this Agreement to any person or entity without the prior written consent of Buyer.

12.6 Effect and Construction of this Agreement.  This Agreement is the entire agreement of the parties and supersedes any and all prior agreements, arrangements and understandings relating to matters provided for herein.  The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.  This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

12.7 Cooperation; Further Assistance.  Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take such action and execute and deliver such additional documents and instruments as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

12.8 Notices.  All notices, consents and approvals required or permitted hereunder shall be in writing and shall be deemed to be properly given when [i] personally delivered; [ii] sent by first class U.S. mail, postage prepaid; [iii] sent by overnight courier, or [iv] sent by facsimile or electronic transmittal (provided a copy is promptly sent pursuant to clause [i], [ii], or [iii] above) in each case at the address stated below:

If to Seller:	Health Care REIT, Inc.

One SeaGate, Suite 1500

Toledo, Ohio 43604

Attn:	Erin C. Ibele

Telephone: (419) 247-2800

Facsimile: (419) 247-2826

with a Copy to:	Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, Ohio 43604

Attn:	Mary Ellen Pisanelli, Esq.

Telephone: (419) 321-1313

Facsimile: (419) 241-6894

If to Buyer:	Emeritus Corporation

3131 Elliott Avenue, #500

Seattle, Washington 98121

Attn:	Eric Mendelsohn

Telephone: (206) 301-4493

Facsimile: (206) 357-7388

with a Copy to:	Pircher, Nichols & Meeks

900 North Michigan Avenue, Suite 1050

Chicago, Illinois 60611

Attn: Real Estate Notices (JDL/MJK)

Telephone: (312) 915-3112

Facsimile: (312) 915-3348

All notices, consents and approvals that are required or permitted to be given by either party to the other under this Agreement may be given by such party or its legal counsel, who are hereby authorized to do so on the party’s behalf.

12.9 Waiver and Discharge.  This Agreement shall not be released or modified in any manner except by an instrument in writing executed by or on behalf of each of the parties.  The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

12.11 Severability.  Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties waive any provision of law which renders a provision hereof prohibited or unenforceable in any respect.

12.12 Time of Essence.  Time is of the essence with respect to all provisions of this Agreement.

12.13 No Third Party Beneficiaries.  Except as otherwise expressly provided herein, the provisions of this Agreement are intended to be solely for the benefit of the parties hereto, and the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereunder, to any person or entity other than the parties to this Agreement.

12.14 No Brokers.  Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions.  In the event of a claim for broker’s or finder’s fee or commissions in connection herewith, then Seller shall indemnify, protect, defend and hold Buyer harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, protect, defend and hold Seller harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.

12.15 Further Instruments.  Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

12.16 Non Business Days.  Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non business day, then such period (or date) shall be extended until the immediately following business day.  As used herein, “business day” means any day other than a Saturday, Sunday or federal or Ohio State holiday.

12.17 Amendments.  This Agreement may be amended by written agreement of amendment executed by all parties, but not otherwise.

12.18 Waiver of Trial by Jury.  The parties hereby irrevocably waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.  This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12.19 Incorporation by Reference.  All recitals and all schedules attached hereto are incorporated by reference into this Agreement as if the same were fully set forth herein, regardless of when the same are finally attached to this Agreement.  The following is a complete list of the schedules and exhibits attached or to be attached hereto:

                      Schedule 1:                                         Seller Entities
                      Schedule 2-A:                                    Tranche 1 Facilities
                      Schedule 2-B:                                     Tranche 2 Facilities

                      Exhibit A:                                           Legal Descriptions
                      Exhibit B:                                           Form of Earnest Money Escrow Agreement
                      Exhibit C:                                           Term Sheet for Seller Loan
                      Exhibit D:                                           Form of Quitclaim Bill of Sale

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                      IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the Effective Date.

Seller:	HEALTH CARE REIT, INC. By: /s/ Erin C. Ibele Title: Senior Vice President Administration and Corporate Secretary

HCRI MISSISSIPPI PROPERTIES, INC. By: /s/ Erin C. Ibele Title: Senior Vice President Administration and Corporate Secretary

HCRI MASSACHUSETTS PROPERTIES TRUST II

By:HCRI Massachusetts Properties, Inc., as Trustee, and not individually and subject to the provisions of the Declaration of Trust of HCRI Massachusetts Properties Trust II filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston

By: /s/ Erin C. Ibele
        Title: Senior Vice President
                    Administration and Corporate Secretary

HCRI TEXAS PROPERTIES, LTD. By:Health Care REIT, Inc., General Partner By: /s/ Erin C. Ibele Title: Senior Vice President Administration and Corporate Secretary

HCRI EDDY POND PROPERTIES TRUST

By:HCRI Massachusetts Properties, Inc., as Trustee, and not individually and subject to the provisions of the Declaration of Trust of HCRI Eddy Pond Properties Trust filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston

By: /s/ Erin C. Ibele
                     Title: Senior Vice President
                     Administration and Corporate Secretary

HCRI NEVADA PROPERTIES, INC. By: /s/ Erin C. Ibele Title: Senior Vice President Administration and Corporate Secretary

HCRI KANSAS PROPERTIES, LLC By: Health Care REIT, Inc., Sole Member By: /s/ Erin C. Ibele Title: Senior Vice President Administration and Corporate Secretary

HCRI STONECREEK PROPERTIES, LLC By: Health Care REIT, Inc., Sole Member By: /s/ Erin C. Ibele Title: Senior Vice President Administration and Corporate Secretary

Buyer:	EMERITUS CORPORATION By: /s/ Eric Mendelsohn Title: SVP Corporate Development